AGREEMENT

This Agreement is entered into effective the 31st day of May, 2005, by and between, Mastercraft Corporation Limited a private company organized and in good standing pursuant to the laws of the United Kingdom. (herein referred to as "MASTERCRAFT"), and YB Holdings, Inc., a corporation organized and in good standing pursuant to the laws of Florida, USA (herein referred to as "YB").

WITNESSETH:

WHEREAS, MASTERCRAFT has successfully concluded the acquisition of thirty percent and is in final negotiations for the balance of the company owning all intellectual property and other rights related to the utilization of the technology described as Molecular Separation Technology (herein referred to as "MST") related to technology for the separation and extraction of basic elements from various matter and in an added value form in comparison to other present technologies (such technology referenced in this paragraph being referred to herein as the "Technology"); and

WHEREAS, YB wishes to acquire the Technology and all intellectual property rights related to the Technology on a global basis, and wishes to acquire the right to protect and to seek protection of all intellectual property rights related to the Technology; and

WHEREAS, MASTERCRAFT agrees to conclude negotiations for the company owning the Technology within sixty days of the Effective date and MASTERCRAFT wishes to register to YB all intellectual property rights related to the Technology, and the right to protect and to seek protection of the intellectual property rights related to the Technology under the terms and conditions set forth herein;

NOW, THEREFORE, upon MASTERCRAFT's acquisition of the Technology (the "Acquisition Date") and in consideration of the premises, the agreements, covenants and conditions contained herein, the parties hereto agree as follows:

1. As used in this Agreement, the following terms shall have the following meanings:

(a) "Effective Date" of this Agreement shall mean the date appearing in the first sentence of this Agreement.

(b) "Period" means three months. The first Perind beginning on the Effective Date.

(c) "Profit" is the net amount paid by a customer to YB and received and retained by YB from licensing, leasing, rental and use of products embodying the Technology after payment of normal business expenses, including but not

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limited to cost of goods sold, operating expenses, depreciation and amortization, general and administrative expenses, travel, taxes and commissions. The parties acknowledge that YB does not presently intend to sell MST or other machinery or components embodying the Technology.

(d) "Technology" means all machinery, processes, hardware, software, systems, subsystems and components embodied in or relating to MST and any future model or generation; the intellectual property relating in any way to MST, including but not limited to patents, trademarks, service marks, trade names, copyrights, trade secrets, and all right, title, and interest in the intellectual property; and all processes in the manufacture and calibration of the technology, and improvements, modifications and upgrades thereto and next generation models of MST, whether called that name or some other name and whether or not covered by existing patents or subject to new patent or other intellectual property protection.

(e) "Technology Transfer" means transfer of the Technology, including but not limited to ownership of the intellectual property relating in any way to MST, including but not limited to patents, trademarks, service marks, trade names, copyrights, trade secrets, and all right, title, and interest in the intellectual property as well as all methods and secrets in the manufacture and calibration of the technology and improvements and modifications thereto.

2. MASTERCRAFT hereby assigns to YB the Technology and the right to make and have made, and to use, offer to sell, sell, license, rent, and distribute products embodying the Technology and any improvements to the Technology. MASTERCRAFT acknowledges it has developed and continues to develop products embodying the Technology, and agrees to make available to the YB all information needed in connection with the sale, license, rental or distribution of such products pertaining to their functioning and utilization. MASTERCRAFT agrees to provide a reasonable amount of training to YB regarding the manufacture and use of such products upon request by YB. The parties agree that all costs associated with providing such training shall be billed to YB for payment, and that the bill will not be in excess of the costs incurred in providing such training.

3. MASTERCRAFT conveys to YB the right to file and to prosecute any patent applications covering the Technology, and any improvements, modifications and upgrades thereto and next generation models of MST, in the patent offices authorized to issue patents in countries not already covered by the initial patent application. YB will be responsible for the cost of preparing and filing such patent applications, and YB will be responsible for the cost of maintaining such patent applications. MASTERCRAFT shall transfer to YB all information regarding the Technology, including but not limited to detailed drawings and any other information required by the competent patent office for issuance of the relevant patent covering the Technology. Any patent to be issued in the Geographic Area covering the Technology shall bear the name of YB exclusively. MASTERCRAFT shall be required to provide additional information about the

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Technology under § 1(d) upon request by YB or first availability of such information not yet disclosed by MASTERCRAFT to YB.

4. In exchange for MASTERCRAFT's performance of this Agreement, Technology Transfer and transfer of intellectual property relating to the Technology to YB Holdings and subject to the conditions precedent stated in § 6 below, YB shall pay MASTERCRAFT Twenty Five Million Two Hundred Fifty Thousand United States Dollars ($25,250,000) as follows:

(a) The sum of One Million United States Dollars ($1,000,000) which shall be escrowed as defined in Section 7.

(b) The in-kind sum of Sixteen Million Two Hundred Fifty Thousand United States Dollars ($16,250,000) payable by issuance of Six Million Five Hundred Thousand (6,500,000) shares of common stock in YB, or its Successor, valued at Two and One-Half United States Dollars ($2.50). YB shall issue and escrow, for the benefit of MASTERCRAFT, said shares as defined in § 7 below. The parties expressly acknowledge that YB both intends to merge with a United States publicly traded company following execution of this Agreement and intends to file a registration statement to request a trading symbol, and that such company would be YB's Successor, but this Agreement is without prejudice to YB's succession by another publicly traded company in YB's sole discretion. Upon issuance and escrow of the shares to MASTERCRAFT pursuant to this § 4(b) the last payment, YB shall have no further obligation to make any future in-kind payment to MASTERCRAFT beyond release of escrow as provided in § 7 below. MASTERCRAFT acknowledges that this Agreement is not a solicitation to sell or an offer to purchase securities, and that no representations have been made or will be made by YB in connection with an exchange of securities, except by a filing that would be made with the Securities and Exchange Commission.

(c) The performance-based sum of Eight Million United States Dollars ($8,000,000), payable over an unspecified number of Periods. Payments shall be fifteen percent (15%) of the net Profits derived from the licensing, leasing, rental and use of products embodying the Technology in each calendar quarter. Sums due hereunder shall be paid Thirty (30) days AFTER the end of a calendar quarter. Upon the last payment to MASTERCRAFT, YB shall have no further obligation to make any future performance-based payment to MASTERCRAFT.

5. YB shall have sixty (60) days after the Acquisition Date to conduct scientific testing and other due diligence of the Technology, including but not limited to all intellectual property relating to the Technology. MASTERCRAFT shall make the MST unit, available to YB for testing, and shall provide YB with copies of all documents relating to the Technology. YB acknowledges that all costs associated with travel, lodging, document review, material for testing and subsequent laboratory analysis will be conducted at YB's sole expense.

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6. If the Technology is as represented within the sixty days (60) due diligence period after the Acquisition Date and not to be unreasonably withheld, YB shall advise MASTERCRAFT in writing of YB's acceptance of the Technology and escrow One Million United States Dollars ($1,000,000) as defined in § 4(a). Upon MASTERCRAFT receipt of proof of escrow from a financial institution, MASTERCRAFT shall complete the Technology Transfer to YB. MASTERCRAFT shall train representatives of YB in the operation, maintenance, repair, assembly and uses of MST, including but not limited to calibration and manufacture of the Technology, drawings, trade secrets, improvements, modifications and upgrades, and any next generation model of MST and the Technology. If any system, subsystem or component of MST or the Technology or related diagnostic equipment, or any later generation model, relies on or is driven by software, MASTERCRAFT shall supply YB with the most current version source codes for the Technology and all contact information for the writer thereof, and with any subsequent source code updates.

7. After Technology Transfer is completed, YB shall release from escrow the $1,000,000 AND the stock as defined in §§ 4(a) and 4(b). Upon the exercise of YB's Technology Transfer rights, all patents, trademarks, service marks, trade names, copyrights, trade secrets, and all right, title, and interest in the intellectual property; and all processes in the manufacture and calibration of the technology, and improvements, modifications and upgrades thereto and next generation models of MST, whether called that name or some other name and whether or not covered by existing patents or subject to new patent or other intellectual property protection., and to the Technology shall become the sole and exclusive property of YB. MASTERCRAFT shall take all necessary actions and execute any documents needed to affect transfer of the Patents, trademarks and all rights title and interests thereto to the name of YB.

8. MASTERCRAFT warrants that prior to the execution of this agreement and for a period extending to the end of time MASTERCRAFT has not disclosed and will not disclose the Technology to any party other than YB, including but not limited to any information regarding the manufacture, calibration or use of the Technology and further warrants that any such disclosure would cause YB irreparable harm.

9. Any improvements, modifications, upgrades or other information improving the efficiency, or representing the next generation of, the Technology, collectively referred to as "Improvements," are subject to this Agreement and Technology Transfer hereunder. MASTERCRAFT shall immediately notify YB of any Improvements.

10. YB shall keep true and complete books of account sufficient to calculate the amounts due under § 4 (c) above and to determine the accuracy of such calculation. With each payment due under § 4 (c) above, YB shall furnish MASTERCRAFT with a written report showing total payments by customers to YB for or in connection with MST's or parts or components embodying the Technology and the business expenses for the Period. MASTERCRAFT shall have the right, at its own expense and upon advance notice of at least thirty (30) days, to have such books of account examined by an independent certified public accountant (herein referred to as

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[redacted]

6. If the Technology is as represented within the sixty days (60) due diligence period after the Acquisition Date and not to be unreasonably withheld, YB shall advise MASTERCRAFT in writing of YB's acceptance of the Technology and escrow One Million United States Dollars ($1,000,000) as defined in § 4(a). Upon MASTERCRAFT receipt of proof of escrow from a financial institution, MASTERCRAFT shall complete the Technology Transfer to YB. MASTERCRAFT shall train representatives of YB in the operation, maintenance, repair, assembly and uses of MST, including but not limited to calibration and manufacture of the Technology, drawings, trade secrets, improvements, modifications and upgrades, and any next generation model of MST and the Technology. If any system, subsystem or component of MST or the Technology or related diagnostic equipment, or any later generation model, relies on or is driven by software, MASTERCRAFT shall supply YB with the most current version source codes for the Technology and all contact information for the writer thereof, and with any subsequent source code updates.

7. After Technology Transfer is completed, YB shall release from escrow the $1,000,000 AND the stock as defined in §§ 4(a) and 4(b). Upon the exercise of YB's Technology Transfer rights, all patents, trademarks, service marks, trade names, copyrights, trade secrets, and all right, title, and interest in the intellectual property; and all processes in the manufacture and calibration of the technology, and improvements, modifications and upgrades thereto and next generation models of MST, whether called that name or some other name and whether or not covered by existing patents or subject to new patent or other intellectual property protection., and to the Technology shall become the sole and exclusive property of YB. MASTERCRAFT shall take all necessary actions and execute any documents needed to affect transfer of the Patents, trademarks and all rights title and interests thereto to the name of YB.

8. MASTERCRAFT warrants that prior to the execution of this agreement and for a period extending to the end of time MASTERCRAFT has not disclosed and will not disclose the Technology to any party other than YB, including but not limited to any information regarding the manufacture, calibration or use of the Technology and further warrants that any such disclosure would cause YB irreparable harm.

9. Any improvements, modifications, upgrades or other information improving the efficiency, or representing the next generation of, the Technology, collectively referred to as "Improvements," are subject to this Agreement and Technology Transfer hereunder. MASTERCRAFT shall immediately notify YB of any Improvements.

10. YB shall keep true and complete books of account sufficient to calculate the amounts due under § 4 (c) above and to determine the accuracy of such calculation. With each payment due under § 4 (c) above, YB shall furnish MASTERCRAFT with a written report showing total payments by customers to YB for or in connection with MST's or parts or components embodying the Technology and the business expenses for the Period. MASTERCRAFT shall have the right, at its own expense and upon advance notice of at least thirty (30) days, to have such books of account examined by an independent certified public accountant (herein referred to as

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"CPA") during normal business hours of YB, but not more than once in any 12-month period, as may be necessary, to determine the correctness of any of the reports rendered by YB hereunder, provided, however, that any examination with respect to such books of account shall be made within three years after the end of a Period, and further provided that such CPA shall maintain confidential all information obtained from such examination.

11. MASTERCRAFT shall keep true and complete books of account sufficient to calculate the amounts due under § 4 above and to determine the accuracy of such calculation. With each payment due under § 4 above, MASTERCRAFT shall furnish YB with a written report showing the total paid by customers or others to MASTERCRAFT for or in connection with MST's or parts or components embodying the Technology and the business expenses for the Period. YB shall have the right, at its own expense and upon advance notice of at least thirty (30) days, to have such books of account examined by an independent certified public accountant (herein referred to as "CPA") during normal business hours of MASTERCRAFT, but not more than once in any 12-month period, as may be necessary, to determine the correctness of any of the reports rendered by MASTERCRAFT hereunder, provided, however, that any examination with respect to such books of account shall be made within three years after the end of a Period, and further provided that such CPA shall maintain confidential all information obtained from such examination.

12. YB may assign its rights and obligations under this Agreement to a Successor to substantially the entire business of YB which agrees to be bound by the terms of this Agreement subject to "MASTERCRAFT's" prior written consent; provided, however, that such consent shall not be unreasonably withheld. MASTERCRAFT acknowledges that YB intends to merge with Capital Ventures, a United States public company duly registered with the United States Securities and Exchange Commission and organized under the laws of the state of Florida. Upon merger, Capital Ventures will effect a name change to BioTex Corporation, or other such name as YB designates. MASTERCRAFT consents to YB's assignment of its rights hereunder to its Successor. Any other assignment or attempted assignment by YB, without the prior written consent of MASTERCRAFT, whether by operation of law or otherwise, shall be void. MASTERCRAFT may not assign its rights and obligations under this Agreement without YB's prior written consent.

13. MASTERCRAFT may terminate this Agreement upon sixty (60) days' prior written notice in the event of any default by YB under this Agreement, provided, however, that if YB corrects such default during such 60 days then this Agreement shall continue in full force and effect as if such notice had not been given and as if such default had not occurred. YB may terminate this Agreement upon sixty (60) days' prior written notice in the event of any default by MASTERCRAFT under this Agreement, provided, however, that if MASTERCRAFT corrects such default during such 60 days, then this Agreement shall continue in full force as if such notice had not been given. Any termination of this Agreement for default shall be without prejudice to the other rights of either party under this Agreement or by operation of law.

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14. MASTERCRAFT shall promptly notify YB, in writing, of any infringement by a third party of patents that may be issued for the Technology or other intellectual property rights in the Technology, or of any claim that the Technology infringes another patent or the intellectual property rights of any other party. The parties shall use their reasonable commercial efforts to cooperate with each other regarding inquiries into any infringement of rights in the Technology and to identify third parties responsible for such infringement to protect the commercial goodwill related to the Technology and to obtain such damages for infringement as are allowed by law.

15. Upon execution of this Agreement, the parties shall take actions that provide MASTERCRAFT with the right to elect one member of YB's board of directors, and that member of YB's board of directors shall serve a term that ends two years from the Effective Date or until his successor shall be elected by the board of directors. MASTERCRAFT and the member appointed by MASTERCRAFT to YB's board of directors shall not seek to elect other directors or to determine YB's other directors.

16. MASTERCRAFT represents and warrants that:

(a) it may exercise any and all rights connected to the utilization of the Technology described in the EPO Application and has the right to seek patents for the Technology described in such EPO Application in all patent offices issuing patents;

(b) it owns patents, trademarks, service marks, trade names, copyrights, trade secrets, and all rights, title, interest, in Technology as well as all secrets in the manufacture and calibration of the technology and improvements and modifications thereto.

(c) it possesses and can exercise the unencumbered right to enter into this Assignment Agreement;

(d) it is not aware of any third party using, selling or licensing the Technology;

(e) it is not aware of any third party patent that might be infringed by the manufacture, use, offering for sale, sale, licensing or rental of a product embodying the Technology;

(f) it is not aware of any claim of infringement by any third party patent or other intellectual property has been threatened or asserted;

(g) it has the exclusive right to all improvements and upgrades of the Technology and next generation models of MST, whether called that name or some other name and whether or not covered by existing patents or subject to new patent or other intellectual property protection;

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(h) it has obtained the express consent of the inventor(s) of the Technology to this Assignment Agreement and all terms and conditions hereof; and

(i) the inventor(s) of the Technology will cooperate fully in the performance of this Agreement.

17. YB represents and warrants that it has the unencumbered right to enter into this Assignment Agreement.

18. In the event YB is made a defendant in a patent infringement or other action pertaining to the intellectual property rights in the Technology, MASTERCRAFT shall hold YB harmless and indemnify YB for all damages including, but not limited to awards, costs, judgments and all legal fees. In addition to other rights YB may have, YB has the right to terminate this Agreement if any infringement or other action is brought by any third party against YB or MASTERCRAFT pertaining to activities authorized under this Agreement. The parties shall immediately inform each other of any action or claim which may be taken or threatened against one or both of the parties as a result of performance of this Agreement or the exercise of any rights under this Agreement.

19. In the event YB is made a defendant in a product liability action pertaining to the Technology and arising from anything other than the YB's willful or negligent misuse of the Technology, MASTERCRAFT shall hold YB harmless and the MASTERCRAFT shall be responsible for all damages, including but not limited to awards, costs, judgments and all legal fees and expenses arising from such product liability action. The parties shall each obtain an appropriate amount of product liability insurance, and such amount shall be at least $10,000,000 in coverage.

20. MASTERCRAFT shall not enter into an agreement with a third party which would authorize that third party to make, have made, use, offer to sell, sell, license, rent, or distribute products embodying the Technology and any improvements to the Technology.

21. If any provision of this Agreement is determined to be invalid or unenforceable, the offending provision(s) shall be deemed severed from this Agreement, and shall not cause the invalidity of the remainder of this Agreement.

22. Facsimile signatures shall be accepted as original signatures. This agreement may be signed in counterparts, and the parts shall constitute one original binding document.

23. In the event a party violates this Agreement, and a mutually acceptable resolution cannot be reached, the injured party may institute suit, and the non-prevailing party shall pay all legal fees and costs of enforcing the party's rights under this Agreement.

24. The parties agree that in the event of a breach of any provision of this Agreement, each party shall be entitled to injunctive relief, including a permanent

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injunction or similar order, enjoining the other party from acting contrary to the terms contained herein, and that pending a determination of such relief, the other party shall accede to a temporary restraining order, without prejudice to any other rights that the non-breaching party may have. The non-breaching party shall be entitled to costs, including legal fees, incurred in obtaining a permanent injunction.

25. All notices required or contemplated by this Agreement shall be in writing and shall be mailed by first class mail, postage prepaid, to the following individuals and addresses, or to the address last provided in writing by the other party.

MASTERCRAFT	YB Holdings, Inc
22 Notting Hill Gate	1400 Cypress Creek Road
Suite 100, London W113JE	Fort Lauderdale, FL 33309
United Kingdom	USA

26. This agreement shall be governed and construed in accordance with the laws of the State of Florida, and any dispute, controversy or claim arising out of or relating to this Agreement shall be brought and decided in the state or federal courts of Florida, United States, and the parties agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

27. The parties shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by war, acts of public enemies, strikes of other labor disturbances, fires, floods, acts of God, or any cause of like or different kind beyond the control of the parties.

28. The parties represent that this Agreement has been jointly prepared, and each has had an opportunity to review and to suggest revisions to the Agreement. Further, the parties represent that each of them has sought advice of counsel as to the Agreement and that their attorneys have had an opportunity to review and to comment on the Agreement.

29. This Agreement represents the entire Agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements between the parties on this subject, and may be amended only by a written instrument or instruments signed on behalf of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

YB Holdings, Inc.	Mastercraft Corporation Limited
By: [signature]	By: [signature]
Scott Silverman, President	Michael Shuman, Director